Exhibit 10.1

December 21, 2006

Mr. Eric Ford

77 Moons Lane

Brookfield

Brisbane

Queensland 4069

Australia

Dear Eric:

I am pleased to provide you an offer of employment for the position of Executive Vice President & Chief Operating Officer with Peabody Energy located in St. Louis, Missouri. Your position responsibilities will be as we discussed and in this role you will report directly to me. We anticipate you beginning your employment on or before April 1, 2007.

The details of your compensation package are as follows:

1.	Base salary - Your base salary will be US$650,000 per year and will be reviewed at the time the salaries of the other executives of Peabody are reviewed in 2008.

2.

Annual Incentive Opportunity - In addition to your base salary, you will be eligible to participate in the annual incentive plan at a target level of 80 percent of base salary with an opportunity of up to 150 percent of base salary; goals are generally tied to company financial and individual targets. Your participation in the plan will be for the entire 2007 fiscal year.

3.

Long-Term Incentive Plan - You will be eligible for on-going annual award in the Long-Term Incentive Plan consistent with other executives at your level. The award is reviewed on an annual basis and adjustments may be made as deemed appropriate by the Compensation Committee. You will participate in our Long-Term Incentive Plan for the entire 2007 fiscal year. The Plan currently provides a grant of both performance units and stock options. Under the current plan design, the performance units vest three years from the date of grant and amounts earned (if any) are based on the company’s total shareholder return relative to a peer group and an S&P Index as well as an internal financial target. The stock options vest pro-rata over three years from the date of grant. Although we cannot guarantee the type and design of the awards, as those are annual decisions made by the Compensation Committee of the Board of Directors, they will be valued at approximately 250% of your base salary at the time of grant.

4.

Employment Agreement – Upon commencement of your employment, you will be provided with an Employment Agreement (see attached). Generally, in the event that you are involuntarily terminated by the Company (other than for Cause) or you resign for Good Reason (all as defined in the Employment Agreement), we will provide you with 24 months continuation of your base salary, continuation of the benefits in which you are enrolled and a bonus payment. Due to proposed IRS rules (Section 409a), sections of the agreement may change to comply with new regulations, but any changes made will be consistent with other executives at your level.

5.

One-time Restricted Stock Award – To compensate you for unvested equity and other benefits that you will forfeit from your current employer, we will grant you a one-time award of Restricted Stock; Section 4.1 of the attached Employment Agreement describes the provisions of this award.

6.

Temporary Housing – We will provide you with a two bedroom apartment in the downtown St. Louis/Clayton vicinity for 2 years. If you want to ship some of your personal goods at the time of hire (furniture, etc.) we can cover the cost of shipment or we can provide you with a furnished apartment.

7.

Relocation - You will be provided with a full relocation package, the details of which are attached. Our policy is written to initiate the package within one-year of employment, however, we will waive this provision to provide the package to you at the time you move in two years. Also, if you need to move your household goods in two phases we will provide for this exception to our policy.

8.	Tax Return Preparation – We will reimburse you for the expenses that you incur in the preparation of your annual income tax return (See Section 4.5 of the attached Agreement).

9.

Family Airfare – We will provide six (6) business class airfare tickets per year for calendar years 2007 and 2008 which may be used by you, your spouse and/or your daughter to the destination of your choice.

10.

Vacation and Personal Leave – You will be provided 20 days of vacation per year. In addition to your 20 days of vacation per year, for calendar years 2007 and 2008, you will also receive 5 days of personal leave (see Sections 4.3 and 4.4 of the attached Agreement).

11.	Business Coach – As part of our normal business practices, you may continue to utilize the services of a business coach provided that coach is based in the US.

12.

The enclosed “Key Highlights to Your Benefits” brochure gives you an overview of the major benefit plans available to you as a Peabody employee. While the company intends to continue to provide the benefits as described in this document, the company reserves the right to change or terminate the plans.

Finally, we will also need to begin processing your US Work Visa. Upon public announcement of your acceptance of this position we will initiate that process with you.

Eric, we believe you will add tremendous value to our business while significantly enhancing your own career growth and development. We are anxious to have you join our Company and I believe you will find it to be a great career experience. Peabody is at an exciting crossroads in our Company’s history. We are a growing global energy organization and with your help we hope to continue this growth.

Again, I am very pleased to have you as part of my team.

Sincerely,

/s/ Gregory H. Boyce

Gregory H. Boyce

President and Chief Executive Officer

Enclosures

cc: Sharon Fiehler

Accepted and agreed to this 22nd day of December 2006.

/s/ Eric Ford

Eric Ford